Tidal ETF Trust 485BPOS

Exhibit 99. (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 27, 2024, relating to the financial statements and financial highlights of Unusual Whales Subversive Democratic Trading ETF and Unusual Whales Subversive Republican Trading ETF, each a series of Tidal ETF Trust (formerly each a series of Series Portfolios Trust), which are included in Form N-CSR for the period ended September 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, LTD

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 24, 2025